Press Release

July 31, 2019	FOR IMMEDIATE RELEASE

CTS Acquires Industry Leader in Temperature Sensors

Lisle, Ill. - CTS Corporation (NYSE: CTS) has announced the acquisition of Quality Thermistor, Inc. (QTI) for $75 million in cash and an earn out of up to five million dollars on meeting pre-defined performance objectives. QTI, doing business as QTI Sensing Solutions, is a leading designer and manufacturer of high-quality temperature sensors serving original equipment manufacturers (OEMs) with mission-critical applications in the industrial, aerospace, defense and medical markets. QTI’s sensors are used to measure temperature in gas, liquid or solid mass depending on the application to ensure equipment performance and reliability.

Based in Boise, Idaho with a location in Tecate, Mexico, QTI was founded in 1977 and has since established itself as a leader in temperature sensing technology as evidenced by the company’s extensive product portfolio and long-standing customer relationships. CTS will leverage QTI’s brand value and recognition by continuing to operate under the QTI Sensing Solutions brand.

“The acquisition of QTI provides CTS a new core temperature sensing technology, expanding our sensing product portfolio and building on our strategy to focus on innovative products that sense, connect and move,” said Kieran O’Sullivan, CEO of CTS Corporation. “Additionally, I’m excited to be adding a very talented team to CTS, while increasing CTS’ presence in the industrial and medical markets and adding new and valuable customer partnerships.”

“We are delighted and excited to be joining the CTS family at this exciting time. There is a strong alignment in strategy, core values and beliefs,” said Todd Ketlinski, CEO of QTI Sensing Solutions. “Furthermore, CTS will help expand our global footprint as we pursue continued growth and product innovation in cutting edge temperature sensing applications.”
About CTS
CTS (NYSE: CTS) is a leading designer and manufacturer of products that Sense, Connect, and Move. The company manufactures sensors, actuators, and electronic components in North America, Europe, and Asia, and provides engineered products to customers in the aerospace/defense, industrial, medical, telecommunications/IT, and transportation markets.

For more information on CTS Corporation, please visit www.ctscorp.com.
For more information on Quality Thermistor, Inc. (QTI), please visit www.thermistor.com

www.ctscorp.com

Media Relations Contact
Jacqueline Morris
Marketing and Communications Manager

CTS Corporation
4925 Indiana Avenue
Lisle, IL  60532

E-mail: MediaRelations@ctscorp.com
Tel.:  +1 (630) 577-8865

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www.ctscorp.com